Exhibit 4.51

Share Transfer Agreement

on

Pintec (Beijing) Technology Co., Ltd.

between

Pintec (Ganzhou) Technology Co., Ltd.

and

Pintec (Yinchuan) Technology Co., Ltd.

(month)                (day), 2019

Share Transfer Agreement

This Share Transfer Agreement (this “Agreement”) was entered into on November 20, 2019 in Beijing by and between:

Transferor:

Pintec (Ganzhou) Technology Co., Ltd., a foreign-invested enterprise incorporated in Ganzhou in accordance with the laws of the people’s Republic of China (hereinafter referred to as “Pintec Ganzhou” or “Transferor”);

Transferee:

Pintec (Yinchuan) Technology Co., Ltd., a foreign-invested enterprise incorporated in Yinchuan in accordance with the laws of the people’s Republic of China (hereinafter referred to as “Pintec Yinchuan” or “Transferee”);

The Transferor and Transferee are collectively referred to as the “Parties.”

Whereas:

1.

Pintec (Beijing) Technology Co., Ltd. (hereinafter referred to as the “Company”) is a limited company incorporated in Beijing in accordance with the laws of the People’s Republic of China and has the registered capital of RMB 335.682 million Yuan, while Pintec Ganzhou holds 100% equity interests in the Company.

2.

Under the conditions and terms provided herein, Pintec Ganzhou agrees to transfer 60% equity interests (hereinafter referred to as the “Target Shares”) it holds in the Company to Pintec Yinchuan, and Pintec Yinchuan agrees to purchase the Target Shares from Pintec Ganzhou.

The Parties hereto reached the following agreement through friendly negotiation on the principles of equality and mutual benefits:

Article 1 Transfer of Shares

1.

Pintec Ganzhou intends to transfer 60% equity interests in the Company to Pintec Yinchuan at the share transfer price of RMB 8 million Yuan in total (hereinafter referred to as “Total Share Transfer Price”).

2.	After the share transfer is completed, the shareholding structure of the Company is as follows:

Name of Shareholder	Contribution Amount (RMB Ten thousands Yuan)	Contribution Ratio (%)
Pintec (Ganzhou) Technology Co., Ltd.	13,427.28	40
Pintec (Yinchuan) Technology Co., Ltd.	20,140.92	60
Total	33,568.20	100

Article 2 Payment and Relevant Arrangement

1.	The Parties shall separately negotiate about the specific time and method of payment.

2.

The Transferor and the Transferee agree that, the obligations of the Transferee to pay the share transfer price in full hereunder are completely fulfilled once the Transferee makes payment for the share transfer price in accordance with the payment arrangement separately agreed upon between the Parties.

Article 3 Modification Registration and Filing with the Administration for Industry and Commerce

1.

The Transferor and Transferee shall complete the formalities for the registration of modification with the administration for industry and commerce for the share transfer within 20 working days from the execution of this Agreement, for which the Parties shall cooperate with each other in providing relevant information.

2.

As from the date when the registration of modification with the administration for industry and commerce is completed, Pintec Ganzhou and Pintec Yinchuan shall be entitled to and liable for the rights and obligations related to all the assets and liabilities of the Company in proportion to their shareholding ratios.

Article 4 Representations and Warranties of the Transferor

The Transferor makes the following representations and warranties to Pintec Yinchuan, and undertakes that the following representations and warranties are true, accurate, and complete as of the execution date of this Agreement:

1.	The Company is a limited company duly established and validly existing under the laws of its place of registration; the Transferor is a lawful holder of the Target Shares.

2.

The Transferor, on a voluntary basis, has the full rights and authorities to enter into and perform this Agreement and complete the transaction contemplated hereunder. The Transferor shall obtain the lawful and valid authorization for all necessary acts taken for this Agreement and all the transactions contemplated hereunder. This Agreement constitutes lawful, valid, and binding obligations of the Transferor.

3.

The execution and performance of this Agreement is not in contradiction or conflict with the prevailing Articles of Association of the Company, the laws, regulations, and administrative orders of government authorities applicable to the Transferor, or other agreements or legal documents to which the Transferor is a party.

4.

Prior to the date when the registration of modification with the administration for industry and commerce is completed for the share transfer, Pintec Ganzhou, as a shareholder holding 100% equity interests in the Company, shall be fully liable for the operating risks and debts, etc. of the Company; unless otherwise provided herein, after the registration of modification with the administration for industry and commerce is completed, Pintec Ganzhou shall bear the liabilities and enjoy the rights as a shareholder in proportion to its shareholding ratio in accordance with the provisions of the Company Law.

5.

Pintec Yinchuan shall be exempted from any obligations, liabilities, or losses for the Company’s acts in violation of laws or agreements (including but not limited to acts in violation of regulatory regulations and relevant provisions on the administration for industry and commerce, tax, labor, etc.) and the Company’s debts and liabilities existing prior to the date of the registration of modification with the administration for industry and commerce for the share transfer (such acts in violation of laws or agreements and such debts and liabilities are collectively referred to as “Liabilities Prior to AIC Modification Registration”). Pintec Ganzhou undertakes that, if the Company is held liable for any obligations, liabilities, or losses on the ground of the foregoing liabilities, Pintec Ganzhou shall address such liabilities and compensate the Company for its losses.

Article 5 Representations and Warranties of Pintec Yinchuan

Pintec Yinchuan makes the following representations and warranties to Pintec Ganzhou, and undertakes that the following representations and warranties are true, accurate, and complete as of the execution date of this Agreement and from the execution date of this Agreement to the date of payment:

1.	Pintec Yinchuan is a foreign-invested enterprise duly established and validly existing under the laws of its place of domicile;

2.

Pintec Yinchuan, on a voluntary basis, has the full rights and authorities to enter into and perform this Agreement and complete the transaction contemplated hereunder. Pintec Yinchuan has been lawfully and validly authorized to enter into this Agreement. This Agreement constitutes lawful, valid, and binding obligations of Pintec Yinchuan.

3.

Pintec Yinchuan shall provide necessary documents and take necessary measures to assist the Company in obtaining all the government approvals, consents, permits, registration, and filing required under this Agreement or required for fully performing this Agreement.

Article 6 Taxes and Charges

The Parties to the transaction shall bear their respective taxes and charges (such as income taxes and stamp duties) related to the share transfer in accordance with law.

Article 7 Rescission and Termination

1.	This Agreement may be rescinded upon the occurrence of any of the following:

(1)	The Parties hereto both agree, in writing, to rescind this Agreement.

(2)	A statutory force majeure event occurs, preventing the Parties from performing this Agreement or achieving the objective of this Agreement.

(3)

The Transferor materially violates any representation or warranty made in Article 4 hereof, or the representations and warranties are untrue, in which case Pintec Yinchuan may unilaterally terminate this Agreement by sending a written notice.

(4)

Pintec Yinchuan materially violates any representation or warranty made in Article 5 hereof, or the representations and warranties are untrue, in which case Pintec Ganzhou may unilaterally terminate this Agreement by sending a written notice.

2.	Effects of rescission and termination:

(1)	The rights and obligations hereunder are terminated once this Agreement is rescinded or terminated in accordance with any of the foregoing provisions.

(2)

After this Agreement is rescinded or terminated, the Parties hereto shall, on the principles of fairness, reasonableness, and good faith, refund the amounts obtained from the other Party under this Agreement, return the shares received under this Agreement, and restore the state prior to the execution of this Agreement.

(3)

If, by reason of the Transferor, the Company fails to complete the registration of modification with the administration for industry and commerce within 20 working days for the share transfer, or the objective of this Agreement cannot be achieved, or Pintec Ganzhou violates the provisions of Article 2 hereof, Pintec Yinchuan may unilaterally terminate this Agreement. Meanwhile, Pintec Ganzhou shall be liable for the direct economic losses (if any) caused to Pintec Yinchuan.

(4)

If, by reason of the Transferee, the Company fails to complete the registration of modification with the administration for industry and commerce within 20 working days for the share transfer, or the objective of this Agreement cannot be achieved, or Pintec Yinchuan violates the provisions of Article 2 hereof, Pintec Ganzhou may unilaterally terminate this Agreement. Meanwhile, Pintec Yinchuan shall be liable for the direct economic losses (if any) caused to Pintec Ganzhou.

(5)

After this Agreement is rescinded or terminated, unless otherwise provided herein, all the rights and obligations of the Parties hereunder shall be immediately terminated, and neither Party has any other claim against the other Party under this Agreement or on the ground of the rescission of this Agreement except for the liabilities to be borne in accordance with the provisions of Items (3) and (4) of Paragraph 2 of Article 7 hereof.

Article 8 Confidentiality

1.

Unless otherwise provided herein, the Parties hereto shall make their best efforts to keep the confidentiality of any technical or business information (“Confidential Information”) in any form of the other Party obtained by performing this Agreement, such information including but not limited to any content hereof and other possible cooperation and transactions between the Parties. Any Party shall restrict such information only to its employees, agents, contractors, suppliers, etc. that are required to know such information for properly performing the obligations hereunder.

2.

The party obtaining Confidential Information shall not engage in transactions of assets, stocks, or valuable securities related to the other party or the affiliate of the other party by using the non-public information it obtained about the other party or the affiliate of the other party.

3.	The limit above is not applicable to:

(1)	Information generally available to the public at the time of disclosure;

(2)	Information that becomes generally available to the public after the disclosure not due to the faults of the receiving party;

(3)	Information proven to be in possession of the receiving party prior to the disclosure instead of being obtained, directly or indirectly, from the other party; or

(4)

Confidential Information that any Party is obliged to disclose to relevant government authority or stock exchange under the requirements of government laws and regulations or stock exchange rules, or that is disclosed by any Party to its direct legal advisers and financial advisers as required by normal business operation.

4.

Any Party hereto shall instruct its directors, senior officers, and other employees, and the directors, senior officers, and other employees of its affiliate to abide by the confidentiality obligations.

Article 9 Liabilities for Breach of Agreement and Indemnity

Any Party in breach of this Agreement shall be liable for compensating the other Party for all its actual and direct losses caused by such breach. The breaching party shall indemnify, hold harmless, and pay relevant amounts for the non-breaching party and their respective right and obligation successors, affiliates, and representatives (collectively, “Indemnified Party”) under the following circumstances: (a) the breaching party breaches any representation or warranty it made in this Agreement, or its representations and warranties are untrue; and (b) the breaching party breaches or fails to fully perform the promises, agreements, warranties, or obligations hereunder except for those exempted by the other Party in writing. The breaching party shall compensate the Indemnified Party for its direct losses (including investigation and defense expenses, and reasonable attorney’s fees) caused by the foregoing circumstances.

Article 10 Applicable Law and Dispute Resolution

1.	Applicable law: This Agreement is governed by the laws of China.

2.

Dispute resolution: Any dispute arising from or in connection with this Agreement shall be solved by the Parties through friendly negotiation. If the negotiation fails, either Party may submit the dispute to the People’s Court of Chaoyang District, Beijing for resolution via litigation.

Article 11 Mailing Addresses and Mode of Service

Pintec (Ganzhou) Technology Co., Ltd.:

Mailing address: Pintec Group, 9/F, Heng’an Plaza, No. 17 North Dongsanhuan Road, Chaoyang District, Beijing

Attention:

Pintec (Yinchuan) Technology Co., Ltd.:

Mailing address: Pintec Group, 9/F, Heng’an Plaza, No. 17 North Dongsanhuan Road, Chaoyang District, Beijing

Attention:

The mailing addresses above are the addresses for each Party to receive the documents from the other Party, and any Party shall immediately notify the other Party of its new mailing address in the event of changes to its mailing address. If a document mailed by a party to the other party according to the address above cannot be served by reason of any change in the address of the other party, the mailing party may deem the document as served and received by the other party from the 3 days after the mailing date.

Article 12 Miscellaneous

1.	Any modification to this Agreement shall be made as a written agreement signed by the duly authorized representatives of the Parties, and shall be an integral part of this Agreement.

2.	Headings: The headings contained herein are for reference only without affecting the meanings or interpretation of this Agreement by any means.

3.	If any one or more provisions hereof, or any one or more legal documents related to the share transfer are held invalid, illegal, or unenforceable under any relevant laws:

(1)

The validity, legality, and enforceability of other provisions hereof shall not be affected or damaged but shall be fully valid, and except for the agreements that are held as invalid, illegal, or unenforceable, the validity, legality, and enforceability of other agreements related to the share transfer shall not be affected or damaged but shall be fully valid;

(2)

The Parties shall immediately replace such invalid, illegal, or unenforceable provisions or agreements with valid, legal, and enforceable provisions or agreements with the intention closest to that of the invalid, illegal, or unenforceable provisions or agreements.

4.	This Agreement is made in four originals, each Party holding two originals.

5.	This Agreement shall become effective after being signed by the legal representatives or duly authorized representatives of the Parties and being affixed with their official stamps.

(No text below; signature page follows)

[This page contains no text, but is the signature page to the Share Transfer Agreement]

Transferor:

Pintec (Ganzhou) Technology Co., Ltd. (Official stamp)

/s/ Pintec (Ganzhou) Technology Co., Ltd.

Legal representative: /s/ WEI Wei

Transferee:

Pintec (Yinchuan) Technology Co., Ltd. (Official stamp)

/s/ Pintec (Yinchuan) Technology Co., Ltd.

Legal representative: /s/ CUI Xiaofeng